Exhibit 99

Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces 2013 Second Quarter Net Income of $3.1Million; Strong Loan and Deposit Growth
LOWELL, MA-(GlobeNewswire)-(July 18, 2013) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended June 30, 2013 of $3.1 million, an increase of $174 thousand, or 6%, compared to the same three-month period in 2012. Diluted earnings per share were $0.31 for the three months ended June 30, 2013, an increase of $0.01, or 3%, compared to the same period in 2012. Net income for the six months ended June 30, 2013 amounted to $6.5 million, an increase of $434 thousand, or 7%, compared to the same six-month period in 2012. Diluted earnings per share were $0.66 for the six months ended June 30, 2013, an increase of $0.03, or 5%, compared to the same period in 2012.

As previously announced on July 16, 2013, the Company declared a quarterly dividend of $0.115 per share to be paid on September 3, 2013 to shareholders of record as of August 13, 2013. The quarterly dividend represents a 4.5% increase over the 2012 dividend rate.

Total assets increased $87.6 million, or 5.3%, since December 31, 2012, amounting to $1.75 billion at June 30, 2013. Loans outstanding and deposits, excluding brokered deposits, have increased $87.7 million, or 6.4%, and $54.8 million, or 3.7%, respectively, in the first six months of 2013.

Chief Executive Officer Jack Clancy commented, “Our second quarter results reflect our continued organic growth and market expansion. Total assets and loans have grown 11% and 13%, respectively, on an annualized basis in 2013. Average deposits, excluding brokered deposits, for the first six months of 2013 have increased 6% as compared to the same period in 2012. We continue to focus on investments in technology, our communities, and most importantly, our family of Enterprise employees as we look to continue to strengthen our franchise in Massachusetts and Southern New Hampshire.”
George L. Duncan, Founder and Chairman, commented that “Our expanding branch network and our highly skilled and experienced banking team combined with state-of-the-art products and services position us well for the future. We were extremely grateful for the warm and enthusiastic welcome Enterprise Bankers received in April as we opened our new office at 290 Merrimack Street, in the Riverwalk complex in Lawrence. Our Lawrence team has cultivated many new business and community relationships during its first months in operation.  We are also looking forward to our new Nashua, NH office, which is scheduled to open in the fourth quarter of 2013. We continue to focus our efforts to play a leadership role in all the communities we serve. One example of this deeply- rooted commitment is Enterprise's 'Celebration of Excellence,' held May 7 at the Lowell Memorial Auditorium. The evening celebrated the many unsung heroes in our region, including individuals, educators, non-profits and businesses, that make our region so special. We are extremely proud of this signature Enterprise event and look forward to hosting our 5th Celebration of Excellence in late 2014.”
Results of Operations
The Company's growth contributed to increases in net interest income, non-interest income and the level of operating expenses for the current year compared to the same 2012 period. Non-interest income also increased as a result of higher gains on securities sales in the current year. Additionally, the quarter ended June 30, 2013 was impacted by a lower loan loss provision compared to the same period in 2012, partially offset by the costs of our community event held in May 2013.

Net interest income for the three months ended June 30, 2013 amounted to $16.1 million, an increase of $716 thousand, or 5%, compared to the same period in 2012. Net interest income for the six months ended June 30, 2013 amounted to $31.9 million, an increase of $1.6 million, or 5%, compared to the same period in 2012. This increase in net interest income was due primarily to revenue generated from loan growth, primarily in commercial real estate loans, partially offset by a decrease in tax equivalent net interest margin ("margin"). Average loan balances (including loans held for sale) increased $162.3 million and $150.6 million for the three and six months ended

June 30, 2013, respectively, compared to the same periods in 2012. Net interest margin was 4.08% for the quarter ended June 30, 2013, compared to 4.31% for the quarter ended June 30, 2012. Margin was 4.16% for the quarter ended March 31, 2013. Year-to-date margins were 4.12% and 4.33% for the six months ended June 30, 2013 and 2012, respectively. Consistent with the industry, the margin continued to trend downward, as the yield on interest-earning assets declined faster than the cost of funding, as funding rates have reached a level leaving little room for significant reductions.

The provision for loan losses amounted to $534 thousand for the three months ended June 30, 2013, compared to $1.1 million for the same period in 2012. For the six months ended June 30, 2013 and 2012, the provision for loan losses amounted to $1.3 million and $1.4 million, respectively. In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the six months ended June 30, 2013, was $87.7 million, compared to $44.7 million during the same period in 2012. The balance of the allowance for loan losses allocated to impaired loans amounted to $4.2 million at June 30, 2013, compared to $3.6 million at June 30, 2012. Total non-performing assets as a percentage of total assets were 1.24% at June 30, 2013, compared to 1.61% at June 30, 2012. For the six months ended June 30, 2013, the Company recorded net recoveries of $100 thousand. For the six months ended June 30, 2012, net charge-offs were $1.4 million. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.77% at June 30, 2013, 1.78% at December 31, 2012 and 1.79% at June 30, 2012.

Non-interest income for the three and six months ended June 30, 2013 amounted to $3.6 million and $7.2 million, increases of $601 thousand, or 20%, and $1.3 million, or 21%, respectively compared to the same periods in 2012. The increases over the 2012 periods were primarily due to increases in gains on securities sales, deposit and interchange fees and investment advisory fee income. The year-to-date increase also benefited from gains on loan sales.

Non-interest expense for the three months ended June 30, 2013 amounted to $14.5 million, an increase of $1.5 million, or 11%, compared to the second quarter of 2012. For the six months ended June 30, 2013, non-interest expense amounted to $27.9 million, an increase of $2.1 million, or 8%, compared to the same period in the prior year. Increased expenses related to salaries and benefits, occupancy and technology over the comparable periods in the prior year were primarily due to the Company's strategic growth initiatives, including branch expansion. Advertising increased over the prior year periods primarily due to the timing of corporate community events. Partially offsetting these increases were reductions in legal and other professional costs.

Key Financial Highlights

▪
Total assets were $1.75 billion at June 30, 2013 as compared to $1.67 billion at December 31, 2012, an increase of $87.6 million, or 5%. Since March 31, 2013, total assets have increased $59.4 million, or 4%.

▪	Total loans amounted to $1.45 billion at June 30, 2013, an increase of $87.7 million, or 6%, since December 31, 2012. Since March 31, 2013, total loans have increased $43.2 million, or 3%.

▪
Total deposits, excluding brokered deposits, were $1.53 billion at June 30, 2013 as compared to $1.47 billion at December 31, 2012, an increase of $54.8 million, or 4%. Since March 31, 2013, total deposits, excluding brokered deposits, increased $45.1 million, or 3%. Brokered deposits were $52.5 million at June 30, 2013 and $3.0 million at both March 31, 2013 and December 31, 2012.

▪
Investment assets under management amounted to $613.2 million at June 30, 2013 as compared to $592.4 million at December 31, 2012, an increase of $20.8 million, or 4%. Since March 31, 2013, investment assets under management have decreased $1.8 million.

▪
Total assets under management amounted to $2.44 billion at June 30, 2013, compared to $2.33 billion at December 31, 2012, an increase of $108.0 million, or 5%. Since March 31, 2013, total assets under management have increased $56.6 million, or 2%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 95 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 21 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsboro and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company is also completing construction on our new Nashua, NH office which is scheduled to open in the fourth quarter of 2013.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	June 30, 2013	December 31, 2012	June 30, 2012
Assets
Cash and cash equivalents:
Cash and due from banks	$40,795	$38,007	$40,995
Interest-earning deposits	6,878	12,218	38,550
Fed funds sold	4,055	2,510	21,311
Total cash and cash equivalents	51,728	52,735	100,856

Investment securities at fair value	190,459	184,464	165,211
Federal Home Loan Bank stock	4,324	4,260	4,260
Loans held for sale	3,917	8,557	2,263
Loans, less allowance for loan losses of $25,671 at June 30, 2013, $24,254 at December 31, 2012 and $23,126 at June 30, 2012	1,421,675	1,335,401	1,267,040
Premises and equipment	28,602	27,206	26,516
Accrued interest receivable	6,092	5,828	5,630
Deferred income taxes, net	13,771	12,548	12,180
Bank-owned life insurance	15,678	15,443	15,199
Prepaid income taxes	1,387	174	1,374
Prepaid expenses and other assets	10,047	13,454	8,897
Goodwill	5,656	5,656	5,656

Total assets	$1,753,336	$1,665,726	$1,615,082

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,579,293	$1,475,027	$1,453,612
Borrowed funds	1,880	26,540	2,869
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	16,766	13,182	13,897
Accrued interest payable	579	603	582
Total liabilities	1,609,343	1,526,177	1,481,785

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,872,735 shares issued and outstanding at June 30, 2013 (including 171,481 shares of unvested participating restricted awards), 9,676,477 shares issued and outstanding at December 31, 2012 (including 154,186 shares of unvested participating restricted awards) and 9,605,243 shares issued and outstanding at June 30, 2012 (including 154,144 shares of unvested participating restricted awards)	99	97	96
Additional paid-in capital	50,479	48,194	46,600
Retained earnings	91,427	87,159	82,979
Accumulated other comprehensive income	1,988	4,099	3,622
Total stockholders’ equity	143,993	139,549	133,297

Total liabilities and stockholders’ equity	$1,753,336	$1,665,726	$1,615,082

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest and dividend income:
Loans and loans held for sale	$16,653	$16,228	$33,026	$32,186
Investment securities	794	835	1,604	1,634
Other interest-earning assets	11	24	21	43
Total interest and dividend income	17,458	17,087	34,651	33,863
Interest expense:
Deposits	996	1,368	2,030	2,905
Borrowed funds	40	13	86	29
Junior subordinated debentures	295	295	589	589
Total interest expense	1,331	1,676	2,705	3,523
Net interest income	16,127	15,411	31,946	30,340
Provision for loan losses	534	1,050	1,317	1,350
Net interest income after provision for loan losses	15,593	14,361	30,629	28,990
Non-interest income:
Investment advisory fees	1,045	934	2,061	1,955
Deposit and interchange fees	1,181	1,107	2,289	2,128
Income on bank-owned life insurance, net	119	128	235	262
Net gains on sales of investment securities	468	112	948	159
Gains on sales of loans	222	218	557	458
Other income	518	453	1,102	964
Total non-interest income	3,553	2,952	7,192	5,926

Non-interest expense:
Salaries and employee benefits	8,651	7,841	16,699	15,344
Occupancy and equipment expenses	1,488	1,430	3,059	2,844
Technology and telecommunications expenses	1,203	1,077	2,356	2,076
Advertising and public relations expenses	946	497	1,566	1,286
Audit, legal and other professional fees	411	487	825	970
Deposit insurance premiums	284	283	533	560
Supplies and postage expenses	250	196	487	427
Investment advisory and custodial expenses	134	112	260	209
Other operating expenses	1,094	1,049	2,130	2,074
Total non-interest expense	14,461	12,972	27,915	25,790

Income before income taxes	4,685	4,341	9,906	9,126
Provision for income taxes	1,606	1,436	3,394	3,048

Net income	$3,079	$2,905	$6,512	$6,078

Basic earnings per share	$0.31	$0.30	$0.67	$0.64
Diluted earnings per share	$0.31	$0.30	$0.66	$0.63

Basic weighted average common shares outstanding	9,825,335	9,588,420	9,770,559	9,543,994
Diluted weighted average common shares outstanding	9,889,639	9,655,728	9,840,016	9,612,187

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the six months ended June 30, 2013	At or for the year ended December 31, 2012	At or for the six months ended June 30, 2012

BALANCE SHEET AND OTHER DATA
Total assets	$1,753,336	$1,665,726	$1,615,082
Loans serviced for others	75,418	75,854	69,886
Investment assets under management	613,166	592,355	552,274
Total assets under management	$2,441,920	$2,333,935	$2,237,242

Book value per share	$14.58	$14.42	$13.88
Dividends paid per common share	$0.23	$0.44	$0.22
Total capital to risk weighted assets	11.28%	11.46%	11.44%
Tier 1 capital to risk weighted assets	9.96%	10.15%	10.15%
Tier 1 capital to average assets	8.62%	8.64%	8.65%
Allowance for loan losses to total loans	1.77%	1.78%	1.79%
Non-performing assets	$21,707	$22,101	$25,946
Non-performing assets to total assets	1.24%	1.33%	1.61%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.78%	0.78%	0.80%
Return on average stockholders’ equity	9.23%	9.27%	9.36%
Net interest margin (tax equivalent)	4.12%	4.27%	4.33%